Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-85094 of Dominion Resources, Inc. on Form S-8 of our report dated December 15, 2003, appearing in this Annual Report on Form 11-K of the Thrift Plan of the Peoples Natural Gas Company for Employees Represented by United Gas Workers Union, Local 69 - Division I, SEIU, AFL-CIO for the year ended June 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

December 22, 2003